Filed Pursuant to Rule 424(b)(7)

Registration No. 333-261985

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 28, 2024

PROSPECTUS SUPPLEMENT

(To prospectus dated January 3, 2022)

APi Group Corporation

8,130,082 shares of Common Stock

The selling stockholders named in this prospectus supplement are selling an aggregate of up to 8,130,082 shares of our common stock (“Common Stock”) that were issued upon conversion of shares of 5.5% Series B Perpetual Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Shares”) held by the selling stockholders. We are not selling any shares of Common Stock under this prospectus supplement and we will not receive any proceeds from the sale of our Common Stock by the selling stockholders.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “APG.” The closing sale price of our Common Stock on the NYSE on February 27, 2024 was $35.72 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-10.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the selling shareholders	$	$

(1)	See “Underwriting (Conflicts of Interest”) for a description of the compensation payable to the underwriters.

The selling stockholders have granted the underwriters the option to purchase up to an aggregate of 1,219,510 additional shares of Common Stock on the same terms and conditions noted below within 30 days of the date of this prospectus supplement to cover over-allotments, if any. See “Underwriting (Conflicts of Interest)” beginning on page S-16.

Delivery of the shares of Common Stock will be made on or about     , 2024 through the book-entry facilities of the Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

UBS Investment Bank	Citigroup

Blackstone

The date of this prospectus supplement is    , 2024.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, the selling stockholders nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we, the selling stockholders nor the underwriters are making an offer to sell the shares of Common Stock in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates. The information in this prospectus supplement and the accompanying prospectus may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the prospectus, as well as the documents incorporated by reference in the prospectus supplement and the prospectus, before making an investment decision.

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”), using a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of Common Stock. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the caption “Where You Can Find More Information; Incorporation by Reference.” This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

This prospectus supplement and the accompanying prospectus are an offer to sell only the securities specifically offered by it and only under circumstances and in jurisdictions where it is lawful to do so.

Unless indicated otherwise, references in this prospectus supplement to “APi,” the “Company,” “we,” “us” and “our” refer to APi Group Corporation and its consolidated subsidiaries.

TRADEMARKS AND TRADE NAMES

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain some of our trademarks and trade names. All other trademarks or trade names of any other company appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein belong to their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data described or referred to throughout this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties.

While we believe our internal estimates and research are reliable and the market definitions are appropriate, such estimates, research and definitions have not been verified by any independent source. As a result, you should be aware that the market and industry data contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, and our beliefs and estimates based on such data, may not be reliable. We caution you not to place undue reliance on this data.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements we make in this prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein may constitute “forward-looking statements” within the meaning of the federal securities laws and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, which may contain words such as “expect,” “anticipate,” “will,” “should,” “believe,” “intend,” “plan,” “estimate,” “predict,” “seek,” “continue,” “pro forma,” “outlook,” “may,” “might,” “should,” “can have,” “have,” “likely,” “potential,” “target,” “indicative,” “illustrative,” and variations of such words and similar expressions, including without limitation, to statements, beliefs, projections and expectations about future events. These forward-looking statements are based on our current expectations and assumptions and on information currently available to management and include, among others, statements regarding, as of the date such statements are made:

•	our beliefs and expectations regarding our business strategies and competitive strengths;

•	our beliefs regarding procurement challenges and the nature of our contractual arrangements and renewal rates and their impact on our future financial results;

•	our beliefs regarding our acquisition platform and ability to execute and successfully integrate strategic acquisitions;

•	our beliefs regarding the future demand for our services, the seasonal and cyclical volatility of our business, financial condition, results of operations, and cash flows;

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our beliefs regarding the recurring and repeat nature of our business, customers, and revenues, and its impact on our cash flows and organic growth opportunities and our belief that it helps mitigate the impact of economic downturns;

•	our intent to continue to grow our business, both organically and through acquisitions, and our beliefs regarding the impact of our business strategies on our growth;

•	our beliefs regarding our customer relationships and plans to grow existing business and expand service offerings;

•	our beliefs regarding our ability to pass along commodity price increases to our customers;

•	our expectations regarding the cost of compliance with laws and regulations;

•	our expectations regarding labor matters;

•	our beliefs regarding market risk, including our exposure to foreign currency fluctuations, and our ability to mitigate that risk;

•	our expectations and beliefs regarding accounting and tax matters;

•	our beliefs regarding the effectiveness of the steps taken to remediate previously reported material weaknesses in our internal control over financial reporting and the timing of remediation;

•	our expectations regarding future capital expenditures;

•	our expectations regarding future expenses in connection with our multi-year restructuring program, including those related to workforce reductions;

•	our expectations regarding future pension contributions;

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our expectations regarding the acquisition (the “Chubb Acquisition”) of the Chubb fire and security business (the “Chubb business” or “Chubb”), including the operational challenges and the expected benefits of the acquisition and future growth, expansion, cross-selling, and other value creation opportunities; and

•

our beliefs regarding the sufficiency of our current sources of liquidity to fund our future liquidity requirements, our expectations regarding the types of future liquidity requirements and our expectations regarding the availability of future sources of liquidity.

These forward-looking statements represent management’s expectations as of the date they are made. These forward-looking statements are based on certain assumptions and analyses that we made in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, these forward-looking statements are subject to a number of risks and uncertainties and actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements include, among other things, risks related to:

•	our decentralized business model which subjects us to various risks which may impact our ability to execute on our business strategies and integrated policies and processes;

•	our participation in joint ventures which presents certain risks, including risks of harm to our reputation for failures of our joint venture partners;

•	expansion of our international operations which subjects us to economic, political, and other risks;

•	improperly managed projects or project delays that may result in additional costs on claims against us;

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our business strategy, which relies on our ability to successfully acquire other businesses, and integrate acquired businesses into our operations, and our inability to do so could adversely affect our business and results of operations;

•	we may not realize the expected benefits of acquisitions, including the Chubb Acquisition, because of integration and transition difficulties;

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adverse developments in the credit markets that could adversely affect funding of significant projects in our industries and our ability to secure financing, take advantage of acquisition opportunities, or achieve our growth objectives;

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a significant portion of our revenue is recognized over time based on estimates of contract revenue, costs, and profitability, and our reliance on such projections carries risk of a reduction or reversal of previously recorded revenue or profits;

•	we have a significant amount of goodwill and identifiable intangible assets that are subject to impairment in the future under certain circumstances;

•	any shortfalls in our remediation of the material weaknesses in our internal controls over financial reporting, or in our implementation and maintenance of effective controls, creates certain risks;

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our substantial level of indebtedness, and the associated compliance obligations contained in the financial maintenance covenants in our credit facilities and restrictions on our operations set forth in our Credit Agreement, increases the potential negative impact of interest rate increases and creates risks to our cash flow and operating flexibility;

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we are effectively self-insured against many potential liabilities, which makes estimating our future expenses for claims difficult and which increases the financial risks associated with the realization of such potential liabilities;

•	a portion of our contracts allocate the risks of price increases, or reductions in the supply, of the materials we use in our business to us;

•	our contracts portfolio contains many highly-regulated government contracts and guaranties of subsidiary contracts, which present elevated risks in the event of contract breach;

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our contracts portfolio is primarily comprised of contracts with durations of less than six months, many of which are subject to reduction or cancellation, which present risks that turn on our ability to maintain a stable pipeline of projects;

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a large portion of our workforce is covered by collective bargaining agreements, works council arrangements and benefit pension plans, which limits our discretion in the management of covered employees, carries a risk of strikes or other concerted activities that may impair our operations, subjects us to potential works council claims and litigation and imposes obligations to fund certain pension plans;

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we are vulnerable to the economic conditions affecting the industries we serve, including the construction industry and the energy sector, which present risks of a decline in demand for our services or in the financial condition of our customers and their ability and willingness to invest in infrastructure projects;

•	we often perform our services under dangerous and challenging conditions, which presents substantial risks of injury and associated liability.

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we face regular litigation in our business across a broad range of claims, including costs related to damages we may be assessed relating to our contractual obligations or as a result of product liability claims against our customers;

•	we are governed by many health, safety and environmental laws and regulations, which presents significant risks associated with compliance deficiencies;

•	certain of the markets we serve are seasonal, and our projects can be negatively impacted by poor or extreme weather;

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we maintain confidential data and information which exposes us to risks associated with cybersecurity incidents and compliance with data privacy and security laws, identity protection and information security;

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we face risks associated with, deterioration in our performance of services, increases in healthcare costs, significant employee misconduct, and adverse regulatory changes, all of which may negatively impact our operations and financial results; and

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our success ultimately depends on our ability to compete successfully in the industries and markets we serve which may be jeopardized by the loss of key senior management personnel or a shortage of highly skilled personnel.

These forward-looking statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. We believe these factors include, but are not limited to, those described under “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been incorporated by reference into this prospectus supplement.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus supplement as well as other materials that we from time to time file with, or furnish to, the Commission to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus supplement speak only as of the date of such statement, and, unless required by law, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

SUMMARY

This summary highlights selected information about us and this offering that is contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before making an investment decision. We urge you to read this entire prospectus supplement, the accompanying prospectus and the financial statements and accompanying notes and other information and documents incorporated by reference herein or therein carefully. Please also read “Risk Factors” contained herein, in the accompanying prospectus and in the documents incorporated by reference herein and therein for more information about important risks that you should consider before making an investment decision. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See “Special Note Regarding Forward-Looking Statements” for more information relating to these factors.

Our Company

We are a global, market-leading business services provider of safety and specialty services in over 500 locations worldwide. We provide statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders that deliver innovative solutions to our customers.

We believe that our core strategies of driving organic growth and growth through accretive acquisitions, promoting sharing of best practices across all of our businesses, and leveraging our scale and services offerings place us in the position to capitalize on opportunities and trends in the industries we serve, grow our businesses and advance our position in each of our markets. We believe that our revenue diversification across customers, end markets, geographies and projects, combined with our go-to-market strategy of selling inspection work first, regional approach to operating our businesses, specialty operations in niche markets, strong commitment to leadership development, long-standing customers with a robust reputation in the industries we serve, and strong safety track record differentiates us from our competitors.

We have a disciplined acquisition platform which has historically provided strategic acquisitions that are integrated into our operations. Since 2005, we have completed over 100 acquisitions. We target companies that align with our strategic priorities and demonstrate key value drivers such as culture, geography, end markets and client base, capabilities, and leadership. Our priorities are unified around maintaining business continuity while identifying and implementing operational efficiencies, cost synergies, and integration of organizational processes to drive margin expansion.

We operate our business under two primary operating segments, which are also our reportable segments:

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Safety Services – A leading provider of safety services in North America, Europe, and Asia Pacific, focusing on end-to-end integrated occupancy systems (fire protection solutions, Heating, Ventilation, and Air Conditioning (“HVAC”), and entry systems), including design, installation, inspection, and service of these integrated systems. The work performed within this segment spans across industries and facilities and includes commercial, education, healthcare, high tech, industrial, and special-hazard settings.

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Specialty Services – A leading provider of a variety of infrastructure services and specialized industrial plant services, which include maintenance and repair of critical infrastructure such as underground electric, gas, water, sewer, and telecommunications infrastructure. Our services include engineering and design, fabrication, installation, maintenance service and repair, retrofitting and upgrading, pipeline infrastructure, access and road construction, supporting facilities, and performing ongoing integrity management and maintenance to customers within the energy industry. Customers within this segment vary from private and public utilities, communications, healthcare, education, transportation, manufacturing, industrial plants and governmental agencies throughout North America.

Recent Developments

Conversion and Repurchase Agreement

On February 28, 2024, we entered into a Conversion and Repurchase Agreement (the “Conversion and Repurchase Agreement”) with the selling stockholders, pursuant to which, on February 28, 2024, (i) each of the selling stockholders exercised its respective right to effect an Optional Conversion (as defined in the Certificate of Designation) pursuant to the Certificate of Designation of the Series B Preferred Stock (the “Certificate of Designation”) with respect to all of such selling stockholder’s Series B Preferred Shares, at the conversion price set forth in the Certificate of Designation of $24.60 per share of Common Stock, (ii) the Company issued to the selling stockholders an aggregate of 32,803,519 shares of Common Stock upon conversion (inclusive of approximately 283,196 shares attributable to accrued and unpaid dividends thereon) (the “Conversion Shares”), and (iii) the Company immediately thereafter repurchased an aggregate of 16,260,160 shares of Common Stock (the “Share Repurchase”) from the selling stockholders for a price of $36.90 per share, for an aggregate purchase price of $600 million (consisting of 12,195,121 shares from the selling stockholders affiliated with Blackstone Inc. (the “Blackstone Selling Stockholders”) and 4,065,039 shares from the selling stockholders affiliated with Viking Global Partners LLC (the “Viking Selling Stockholders”), with the Blackstone Selling Stockholders receiving $450 million in value and the Viking Selling Stockholders receiving $150 million in value. Following the conversion, there are no Series B Preferred Shares issued or outstanding.

We funded the Share Repurchase through a combination of (i) an incremental term facility under the Company’s existing Credit Agreement (defined below) in the aggregate principal amount of $300 million that was issued at par to the Blackstone Selling Stockholders and shall be fungible with the existing 2021 Incremental Term Loans (as defined below), in the amount of $225 million, and to the Viking Selling Stockholders, in the amount of $75 million, (ii) a drawdown under the Company’s existing revolving credit facility and (iii) cash on hand.

Pursuant to the Conversion and Repurchase Agreement, the Blackstone Selling Stockholders and Viking Selling Stockholders also agreed to a 90-day lock-up on all shares of Common Stock owned by them (other than shares repurchased by the Company or offered hereby, including pursuant to the exercise of the underwriters’ option to purchase additional shares of Common Stock), subject to customary exceptions. In addition, David S. Blitzer, who was previously nominated by the Blackstone Selling Stockholders as a member of the Company’s board of directors pursuant to their nomination right under the securities purchase agreement for the Series B Preferred Shares, resigned as a member of the Company’s board of directors effective as of February 28, 2024.

Incremental Term Loan Financing

On February 28, 2024, the Company and its wholly owned borrower subsidiary, APi Group DE, Inc., entered into Amendment No. 5 to Credit Agreement (the “Amendment”) to the Credit Agreement initially entered into as of October 1, 2019 (as subsequently amended from time to time, the “Credit Agreement”). Pursuant to the Amendment, the 2021 Incremental Term Loans incurred by the Borrower under Amendment No. 4 to the Credit Agreement (the “2021 Incremental Term and shall be fungible with the existing 2021 Incremental Terms Loans, which loan proceeds were directed exclusively to the Blackstone Selling Stockholders and the Viking Selling Stockholders as consideration for a portion of the purchase price for the Share Repurchase.

The interest rate applicable to the Incremental Term Loan is the same as the 2021 Incremental Term Loans: at the Company’s option, either (a) a base rate plus an applicable margin equal to 1.50% per annum or (b) a Term SOFR rate (adjusted for statutory reserves) plus an applicable margin equal to 2.50% per annum plus a credit spread adjustment. The Incremental Term Loan matures on January 3, 2029, consistent with the maturity date of the 2021 Incremental Term Loans. ALl other terms of the Credit Agreement, as amended, remained unchanged.

After giving effect to the conversion of the Series B Preferred Shares, the Share Repurchase and the incurrence of the Incremental Term Loan, our net debt increased by approximately $600 million.

The Offering

The summary below describes the principal terms of this offering. See “Description of Capital Stock” in the accompanying prospectus for a more detailed description of our Common Stock.

Shares of Common Stock offered by the selling stockholders	8,130,082 shares (or 9,349,592 shares if the underwriters exercise in full their option to purchase additional shares of Common Stock)

Option to purchase additional shares	The selling stockholders have granted the underwriters an option exercisable for 30 days from the date of this prospectus supplement to purchase up to an additional 1,219,510 shares of Common Stock from the selling stockholders.

Common Stock to be outstanding immediately after this offering	261,332,611 shares

Use of proceeds

We will not receive any proceeds from the sale of Common Stock by the selling stockholders in this offering.

Under the Registration Rights Agreements (described in “Description of Capital Stock—Registration Rights” in the accompanying prospectus), we are required to bear a portion of the expenses of the offering of Common Stock, except that the selling stockholders will pay any applicable underwriting discounts, selling commissions and stock transfer taxes. We will bear the legal expenses of the selling stockholders in connection with the transactions contemplated by the Conversion and Repurchase Agreement, including expenses of this offering, up to $125,000 for each of the Blackstone Selling Stockholders and the Viking Selling Stockholders.

Voting rights	Except as otherwise required by applicable law or as provided by our certificate of incorporation, each holder of Common Stock is entitled to one vote for each share of Common Stock owned of record on all matters on which stockholders of the Company are generally entitled to vote. Except as otherwise required by applicable law or as provided by the certificate of incorporation, including matters required to be submitted solely to a vote of the holders of the Series A Preferred Stock (or any other series of preferred stock of the Company then outstanding), holders of Common Stock (as well as holders of any series of preferred stock then outstanding and entitled to vote together with the holders of Common Stock, including the Series A Preferred Stock) vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters submitted to a vote of the holders of Common Stock.

Dividend policy

We have historically not paid cash dividends and do not currently anticipate paying a cash dividend on our Common Stock. We intend to retain future earnings for reinvestment. Our Board of Directors will make any future determination as to the payment of dividends at its discretion, and this determination will depend upon our operating results, financial condition and capital requirements, general business conditions and such other factors that the Board of Directors considers relevant. In addition, our Credit Agreement, in certain situations, prohibits us from paying cash dividends or making other distributions on our Common Stock without prior consent of the lender.

Holders of shares of our Series A Preferred Stock are entitled to receive an annual stock dividend, payable in stock or cash at the election of our Board of Directors, based on the appreciated stock price compared to the highest dividend price previously used in calculating the Series A Preferred Stock dividends. We intend to settle these dividends in shares of Common Stock.

Market for our Common Stock	Our shares of Common Stock are currently listed on the NYSE.

NYSE ticker symbol	“APG”

Risk factors	Investing in our Common Stock involves substantial risks. You should carefully consider all the information included or incorporated by reference in this prospectus supplement prior to investing in our Common Stock. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page S-10 of this prospectus supplement, page 8 of the accompanying prospectus and in the documents incorporated by reference herein and therein.

Conflicts of Interest	Because certain affiliates of Blackstone Securities Partners L.P. are selling stockholders and will receive 5% or more of the net proceeds of this offering, Blackstone Securities Partners L.P. is deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the member primarily responsible for managing the public offering does not have a conflict of interest, is not an affiliate of any member that has a conflict of interest and meets the requirements of paragraph (f)(12)(E) of FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Transfer Agent	Computershare Trust Company, N.A.

Unless otherwise indicated, the information presented in this prospectus supplement:

•	assumes no exercise by the underwriters of their option to purchase up to 1,219,510 additional shares of Common Stock from the selling stockholders; and

•

excludes, in reference to the number of shares of Common Stock outstanding after this offering, (i) 4,000,000 shares of our Common Stock issuable upon the conversion of shares of Series A Preferred Stock, (ii) 125,000 shares of our Common Stock issuable upon exercise of outstanding stock options, (iii) 12,625,337 shares of our Common Stock available for issuance under our APi Group Corporation 2019 Equity Incentive Plan (the “2019 Plan”), (iv) 2,969,725 shares of our Common Stock underlying outstanding restricted stock units (“RSUs”) and performance stock units (“PSUs”) (assuming target level of performance) issued under the 2019 Plan, and (v) 6,012,500 shares of common stock available for issuance under our APi Group Corporation 2020 Employee Stock Purchase Plan (the “2020 ESPP”), in each case as of December 31, 2023.

The number of shares of Common Stock to be outstanding immediately after this offering is based on 261,332,611 shares of our Common Stock issued and outstanding as of February 28, 2024 (which gives effect to the issuance of 32,803,519 Conversion Shares and the Share Repurchase of 16,260,160 shares of Common Stock).

RISK FACTORS

Before deciding to invest in our Common Stock, you should consider carefully the following discussion of risks and uncertainties affecting us and our Common Stock, as well as the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 28, 2024 and the other information contained or incorporated by reference in this prospectus supplement. If any of the events anticipated by these risks and uncertainties occur, our business, financial condition and results of operations could be materially and adversely affected, and the value of our Common Stock could decline. The risks and uncertainties we discuss in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See “Special Note Regarding Forward-Looking Statements” for more information relating to these factors.

Risk Related to our Common Stock and this Offering

We operate as a holding company and our principal source of operating cash is income received from our subsidiaries.

We have a holding company structure and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. As a result, we are dependent on the income generated by our subsidiaries to meet our expenses and operating cash requirements. The amount of distributions and dividends, if any, which may be paid from the Company and its subsidiaries to us will depend on many factors, including the Company’s results of operations and consolidated financial condition, its constitutional documents, documents governing any indebtedness of the Company, limits on dividends under applicable law, and other factors which may be outside of our control. If our subsidiaries are unable to generate sufficient cash flow, we may be unable to pay our expenses or make distributions and dividends on the Common Stock. In addition, to the extent we intend to pay dividends on our Common Stock, we will pay such dividends at such times (if any) and in such amounts (if any) as our Board of Directors determines appropriate and in accordance with applicable law and in accordance with restrictions included in the Credit Agreement governing our term loan facility and secured revolving credit facility and in the indentures governing our outstanding senior notes. Payments of such dividends will be dependent on the generation of sufficient cash flow from operations to fund any potential dividend payment. We can therefore give no assurance that we will be able to pay dividends going forward or as to the amount of such dividends, if any.

We have equity instruments outstanding that would require us to issue additional shares of Common Stock. Therefore, you may experience significant dilution of your ownership interests and the future issuance of additional shares of our Common Stock, or the anticipation of such issuances, could have an adverse effect on our stock price.

We have 4,000,000 shares of Series A Preferred Stock outstanding, which are convertible into shares of our Common Stock, at any time at the option of the holder. We are obligated to pay dividends on the 4,000,000 outstanding shares of Series A Preferred Stock based on the market price of our Common Stock if such market price exceeds certain trading price minimums. These dividends are payable in cash or shares of our common stock, at our sole option (which we intend to settle in shares). The issuance of Common Stock pursuant to the terms of the Series A Preferred Stock will reduce (by the applicable proportion) the percentage stockholdings of those stockholders holding Common Stock prior to such issuance which may reduce your net return on your investment in our Common Stock.

In addition, we have various outstanding equity awards to employees and directors under the 2019 Plan. As of December 31, 2023, we had 125,000 shares of Common Stock issuable upon exercise of outstanding stock options, an aggregate of 2,969,725 shares of common stock underlying outstanding RSUs and PSUs (assuming target level) issued under the 2019 Plan, 12,625,337 shares of Common Stock available for issuance under the 2019 Plan and 6,012,500 shares of Common Stock available under the 2020 ESPP.

We may also issue additional shares of our Common Stock or other securities that are convertible into or exercisable for our Common Stock in connection with future acquisitions, future issuances of our securities for capital raising purposes or for other business purposes. For example, in September 2021, we issued 22,716,049 shares of Common Stock in an underwritten public offering for capital raising purposes. Future sales by us of substantial amounts of our Common Stock, or the perception that sales could occur, could have a material adverse effect on the price of our Common Stock.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of our Common Stock.

Under the terms of our certificate of incorporation, our Board of Directors is authorized to create and issue one or more additional series of preferred stock, and, with respect to each series, to determine number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, which may include dividend rights, conversion or exchange rights, voting rights, redemption rights and terms and liquidation preferences, without stockholder approval. If we create and issue one or more additional series of preferred stock, it could affect your rights or reduce the value of our outstanding Common Stock. Our Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our Common Stock and which could have certain anti-takeover effects. For example, in connection with the Chubb Acquisition, in January 2022 we issued the Series B Preferred Shares which had quarterly dividend rights and which were converted into 32,803,519 shares of Common Stock (inclusive of shares attributable to accrued and unpaid dividends thereon).

Delaware law and our organizational documents contain certain provisions, including anti-takeover provisions, which limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation and bylaws, and the Delaware General Corporation Law (“DGCL”), contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board of Directors and therefore depress the trading price of our Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board of Directors or management.

In addition, Section 203 of the DGCL restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an interested stockholder unless: (1) the “business combination” or the transaction which caused the person or entity to become an interested stockholder is approved by the Board of Directors prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an “interested stockholder,” such interested stockholder holds at least 85% of our voting stock not including (i) shares held by officers and directors and (ii) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an “interested stockholder,” the “business combination” is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested stockholder. A Delaware corporation may elect not to be governed by Section 203. We have not made such an election.

Our stockholders may be required to bring certain actions or proceedings relating to us in the Delaware Court of Chancery and certain actions asserting claims arising under the Securities Act in the federal district courts of the United States. Chancery and certain actions asserting claims arising under the Securities Act in the federal district courts of the United States.

Pursuant to our certificate of incorporation, unless we consent in writing to an alternative forum, the Delaware Court of Chancery is the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders; (3) civil actions to interpret, apply, enforce or determine the validity of the our certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. Under our certificate of incorporation, if the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, then the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has jurisdiction over the parties. These Delaware forum provisions require our stockholders to bring certain types of actions and proceedings relating to Delaware law in the Delaware Court of Chancery or another state or federal court located in the State of Delaware and therefore may prevent our stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective or advantageous to the stockholder or the claims made in such action or proceeding, or may discourage them from bringing such actions or proceedings.

In addition, pursuant to our certificate of incorporation, unless we consent in writing to an alternative forum, the U.S. federal district courts will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933, as amended (the “Securities Act”). This forum provision prevents our stockholders from bringing claims arising under the Securities Act in state court, which court our stockholders may view as more convenient, cost effective or advantageous to the claims made in such action and therefore may discourage such actions. In addition, while the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision, a court of a state other than the State of Delaware could decide that such provisions are not enforceable under the laws of that state.

Neither the Delaware nor the Securities Act forum provisions are intended by us to limit the forums available to our stockholders for actions or proceedings asserting claims arising under the Exchange Act.

Our stock price may be volatile and, as a result, you could lose a significant portion or all of your investment.

The market price of our Common Stock on the NYSE may fluctuate as a result of several factors, including the following:

•	our operating and financial performance and prospects;

•	variations in our quarterly operating results or those of other companies in our industries;

•	volatility in our industries, the industries of our customers and suppliers and the securities markets;

•	risks relating to our businesses and industries, including those discussed above;

•	strategic actions by us or our competitors;

•	damage to our reputation, including as a result of issues relating to the quality or safety of the services we provide and systems we install;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	investor perception of us, the industries in which we operate, the investment opportunity associated with the Common Stock and our future performance;

•	addition to or departure of our executive officers;

•

changes in financial estimates or publication of research reports by analysts regarding our Common Stock, other comparable companies, or our industries generally, or termination of coverage of our Common Stock by analysts;

•	our failure to meet estimates or forecasts made by analysts, if any;

•	trading volume of our Common Stock;

•	future sales of our Common Stock by us or our stockholders;

•	economic, legal and regulatory factors unrelated to our performance;

•	adverse or new pending litigation against us; or

•	issuance of future annual Series A Preferred Stock dividends, which are intended to be settled in Common Stock.

Furthermore, the stock markets often experience significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes may cause the market price of our Common Stock to decline.

If securities or industry analysts either do not publish research about us, or publish inaccurate or unfavorable research about us, our businesses could be adversely impacted or, if such analysts change their recommendations regarding our common stock adversely, our stock price or trading volume could decline.

The trading market for our Common Stock is influenced in part by the research and reports that securities or industry analysts may publish about us, our businesses, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our Common Stock, provide more favorable recommendations about our competitors, or publish inaccurate or unfavorable research about our businesses, the trading price of our Common Stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

You may experience dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price in this offering. We may sell shares of our Common Stock or other securities in any other offering at a price that is less than the price paid by investors in this offering by the selling stockholders, and investors purchasing shares of our Common Stock or other securities in the future could have rights superior to existing stockholders. The price at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price paid by investors in this offering by the selling stockholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Common Stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of our Common Stock in this offering. Under the Registration Rights Agreements (described in “Description of Capital Stock—Registration Rights” in the accompanying prospectus), we are required to bear a portion of the expenses of the offering of Common Stock, except that the selling stockholders will pay any applicable underwriting discounts, selling commissions and stock transfer taxes.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders in this offering, the number of shares of Common Stock that the underwriters have agreed to purchase from the selling stockholders and the shares of Common Stock subject to the underwriters’ option to purchase additional shares from the selling stockholders. We have paid all expenses relating to the registration of the shares by the selling stockholders under the Securities Act and will pay other offering expenses, except that the selling stockholders will pay all underwriting discounts and commissions. We will not receive any proceeds from the sale of our Common Stock by the selling stockholders.

All information with respect to Common Stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders and is as of February 28, 2024. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the table below, the selling stockholders and their affiliates listed in any footnote to the table below have sole voting and dispositive power with respect to the securities reported as beneficially owned by them.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering			Shares Offered	Shares Beneficially Owned After Offering Assuming the Underwriters’ Option is Not Exercised		Additional Shares Offered if Underwriters’ Option is Exercised in Full	Shares Beneficially Owned After Offering if the Underwriters’ Option is Exercised in Full
	Number		Percentage		Number	Percentage		Number	Percentage
Juno Lower Holdings L.P.	12,504,371	(1)	4.8%	6,022,459	6,481,912	2.5%	903,368	5,578,544	2.1%
FD Juno Holdings L.P.	155,932	(1)	*	75,102	80,830	*	11,265	69,565	*
Viking Global Equities Master Ltd.	4,890,595	(2)	1.9%	1,991,870	2,898,725	1.1%	298,780	2,599,945	1.0%
Viking Global Equities II LP	99,804	(2)	*	40,651	59,153	*	6,097	53,056	*

*	Represents less than 1%
(1)	Reflects the conversion of all of the Series B Preferred Shares for shares of common stock and the Share Repurchase pursuant to the Conversion and Repurchase Agreement.

Juno Holdings Manager L.L.C. is the general partner of Juno Lower Holdings L.P. Blackstone Juno Holdings L.P. is the sole member of Juno Holdings Manager L.L.C. BTO Holdings Manager L.L.C. is the general partner of Blackstone Juno Holdings L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the sole member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

FD Juno Holdings Manager L.L.C. is the general partner of FD Juno Holdings L.P. Blackstone Tactical Opportunities Fund – FD L.P. is the sole member of FD Juno Holdings Manager L.L.C. Blackstone Tactical Opportunities Associates III – NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund – FD L.P. BTO DE GP – NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. Blackstone Holdings II L.P. is the managing member of BTO DE GP – NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of the entities listed in this footnote and Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(2)	Reflects the conversion of all of the Series B Preferred Shares for shares of common stock and the Share Repurchase pursuant to the Conversion and Repurchase Agreement.

Each of Viking Global Equities Master Ltd. and Viking Global Equities II LP (the “Viking Selling Stockholders”) has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by (i) Viking Global Performance LLC (“VGE GP”) which is the investment manager of Viking Global Equities Master Ltd. and the general partner of Viking Global Equities II LP, and (ii) Viking Global Investors LP (“VGI”), which provides managerial services to each of the Viking Selling Stockholders. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and VGE GP, have shared authority to direct the voting and disposition of investments beneficially owners by VGI and VGE GP. The business address of the Viking Selling Stockholders is c/o Viking Global Investors LP, 600 Washington Boulevard, Stamford, Connecticut 06901.

Beneficial ownership for the purposes of the table above is determined in accordance with the rules and regulations of the Commission. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Material Relationships

In connection with the issuance of the Series B Preferred Shares, we filed a registration statement of which this prospectus supplement and the accompanying prospectus forms a part, to register the resale of up to 45,000,000 shares of Common Stock issuable upon conversion of the Series B Preferred Shares to satisfy our obligations under the Registration Rights Agreements between the Company and the selling stockholders. The Common Stock covered by this prospectus supplement is being registered pursuant to provisions of such Registration Rights Agreements. Pursuant to those agreements, we have agreed, subject to certain customary exceptions, to maintain the effectiveness of the registration statement, which includes this prospectus supplement and the accompanying prospectus, until the registrable securities covered by the Registration Rights Agreements are sold and to pay certain expenses related to the offering. For more information regarding the Registration Rights Agreements, see “Description of Capital Stock—Registration Rights” in the accompanying prospectus.

UNDERWRITING (CONFLICTS OF INTEREST)

UBS Securities LLC and Citigroup Global Markets Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the Selling Stockholders have agreed to sell to that underwriter, the number of Shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares

UBS Securities LLC
Citigroup Global Markets Inc.
Blackstone Securities Partners L.P.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the Shares.

Shares sold by the underwriters to the public will initially be offered at the price to the public set forth on the cover of this prospectus supplement. Any Shares sold by the underwriters to securities dealers may be sold at a discount from the price to the public not to exceed $   per Share. If all the Shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more Shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Shares that are the subject of this offering.

The Shares are listed on the New York Stock Exchange under the symbol “APG.”

The following table shows the underwriting discounts and commissions that the Selling Stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $   . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $   .

Lock-Up Agreements

We, our officers and directors and certain stockholders, including the Selling Stockholders have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of UBS Securities LLC and Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. UBS Securities LLC and Citigroup Global Markets Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The restrictions described in the immediately preceding paragraph do not apply to the following, subject to certain limitations and conditions:

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift;

•

in the case of a non-natural person, distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to limited partners, members or stockholders of such person;

•

in the case of a natural person, transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock by will or intestate succession or to any trust or entity for the direct or indirect benefit of such person or any member of the immediate family of such person;

•

the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to the Company upon a vesting event of the Company’s securities or upon the exercise of options to purchase the Company’s securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations in connection with such vesting or exercise;

•	the entry by us, our officers or directors into a trading plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended; or

•

in the case of a non-natural person, transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to any corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control with, such person, or is wholly owned by such person.

In connection with the offering, the underwriters may purchase and sell shares in the open market.

Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

Because certain affiliates of Blackstone Securities Partners L.P. are selling stockholders and will receive 5% or more of the net proceeds of this offering, Blackstone Securities Partners L.P. is deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the member primarily responsible for managing the public offering does not have a conflict of interest, is not an affiliate of any member that has a conflict of interest and meets the requirements of paragraph (f)(12)(E) of FINRA Rule 5121. Blackstone Securities Partners L.P. will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Selling Stockholders” and “Use of Proceeds” for additional information.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no ordinary shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any ordinary shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to the ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (1) has been approved by the Financial Conduct Authority or (2) is to be treated as if it has been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that the shares may be offered to the public in the United Kingdom at any time under the following exemptions under the U.K. Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”);

provided that no such offer of the shares shall require the us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the U.K. Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended, or the “Order,” and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. Any person in the United Kingdom who is not a relevant person must not act on or rely upon this document or any of its contents.

Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contacts (each as defined in the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Solely for the purposes of our obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”), and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the shares has not been, and will not be, authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

Certain legal matters relating to the offering will be passed upon for us by Greenberg Traurig, P.A., Fort Lauderdale, Florida with respect to matters of U.S. law. The underwriters have been represented by Latham  & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of APi Group Corporation as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2023, expresses an opinion that APi Group Corporation did not maintain effective internal control over financial reporting as of December 31, 2023, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company had inadequate user access controls specific to segregation of duties in the change management process in certain information technology systems and inadequate controls over the completeness and accuracy of time keeping and service order information used in certain revenue and cost of revenue processes.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov.

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the Commission will automatically update and supersede this information.

In this prospectus supplement, we are incorporating by reference the following documents filed by us with the Commission, and any future documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the termination of the offering of all of the securities covered by this prospectus supplement:

Commission Filing (File No. 001-39275)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2023, filed on February 28, 2024

Current Reports on Form 8-K (other than information furnished rather than filed)	January 2, 2024 and February 28, 2024 (other than Item 2.02 and corresponding Item 9.01 exhibit)

Description of Common Stock	Exhibit 4.1 to Annual Report on Form 10-K filed on March 1, 2022, including any amendment or reports filed thereafter for the purpose of updating such description

We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including all such documents filed by us after the date of this prospectus supplement until the termination of the offering of all of the securities covered by this prospectus supplement.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any information incorporated by reference herein is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at the following address:

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, Minnesota 55112

Attn: Secretary

Tel: (651) 636-4320

We maintain an internet website at https://www.apigroupinc.com, which contains information relating to us and our business. Information on, or accessible through, our website is not part of this prospectus supplement.

PROSPECTUS

APi Group Corporation

Up to an aggregate of 45,000,000 shares of Common Stock, consisting of

(i) up to 32,520,326 shares of Common Stock issuable upon conversion of 5.5% Series B Perpetual Convertible Preferred Stock and

(ii) up to 12,479,674 shares of Common Stock issuable upon payment of dividends on

5.5% Series B Perpetual Convertible Preferred Stock

This prospectus relates to the resale from time to time by the selling stockholders named herein or such selling stockholders as may be named in one or more prospectus supplements of up to an aggregate of 45,000,000 shares of common stock, consisting of up to (i) 32,520,326 shares of common stock issuable upon conversion of the 800,000 shares of Series B Perpetual Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) (assuming no accrued and unpaid dividends) held by the selling stockholders (the “Conversion Shares”) and (ii) an estimated 12,479,674 shares of common stock that we may issue as 5.5% per annum dividends on the Series B Preferred Stock that are payable and accrue quarterly (the “Dividend Shares”).

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of the securities offered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 10 of this prospectus for more information.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “APG.” The closing sale price of shares of our common stock on the NYSE on December 31, 2021 was $25.77 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not making an offer of the securities offered hereby in any state where such offer is not permitted.

The date of this prospectus is January 7, 2022.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or make any representation concerning us, the selling stockholders or the securities to be registered hereunder (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or as otherwise set forth in this prospectus.

The selling stockholders named herein are offering the securities only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the securities outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless indicated otherwise, references in this prospectus to “APi,” the “Company,” “we,” “us” and “our” refer to APi Group Corporation and its consolidated subsidiaries.

All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

All references in this prospectus to our “common stock” refer to the common stock of APi, par value $0.0001 per share, all references in this prospectus to our “Series A Preferred Stock” refer to the Series A Preferred Stock of APi, par value $0.0001 per share and all references in this prospectus to our “Series B Preferred Stock” refer to the 5.5% Series B Perpetual Convertible Preferred Stock of APi, par value $0.0001 per share.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can review our electronic filings with the SEC on the SEC’s Internet site at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

We make available free of charge on our website at http://www.apigroupcorp.com our annual report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. The information on this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto), which documents contain important information about us and our common stock:

Commission Filing (File No. 001-39275)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2020 initially filed March 24, 2021 and as amended by Form 10-K/A filed November 19, 2021

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2021, June 30, 2021 and September 30, 2021

Current Reports on Form 8-K	January 4, 2021, January 28, 2021, February 19, 2021, February 26, 2021, June 16, 2021, June 22, 2021, July 16, 2021, July 30, 2021, September 8, 2021, September 13, 2021, September 15, 2021, October 6, 2021, October 7, 2021, October 21, 2021, December 20, 2021 and January 3, 2022

Description of common stock	Form 8-A filed on April 27, 2020 pursuant to Section 12(b) of the Exchange Act, including any amendment or reports filed thereafter for the purpose of updating such description

We are also incorporating by reference all additional documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including all such documents filed by us after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any information incorporated by reference herein is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at the following address:

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, Minnesota 55112

Attn: Secretary

Tel: (651) 636-4320

FORWARD-LOOKING STATEMENTS

Certain statements we make in this prospectus and the documents incorporated or deemed to be incorporated by reference herein may constitute “forward-looking statements” within the meaning of the federal securities laws and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding (i) the Company’s beliefs and expectations regarding its business strategies and competitive strengths, and its ability to maintain and advance its market share and position, grow its business organically and through acquisitions, and capitalize on customer demand; (ii) the Company’s beliefs regarding competition, its relative market positioning and the competitive factors in the industries it serves; (iii) the Company’s beliefs regarding its acquisition platform and ability to execute on and successfully integrate strategic acquisitions; (iv) the Company’s beliefs regarding the recurring and repeat nature of its business; (v) the Company’s expectations regarding industry trends and their impact on its business, and its ability to capitalize on the opportunities presented in the markets it serves; (vi) the Company’s intent to continue to grow its business, both organically and through acquisitions, and the Company’s beliefs regarding the impact of its business strategies on its growth; (vii) the Company’s expectations regarding the impact of the COVID-19 pandemic on its business, including the seasonal and cyclical volatility of its business and future financial results, and the precautionary measures the Company is taking in response to the pandemic and the impact of those measures on the Company’s business and future financial results; (viii) the Company’s expectations regarding future capital expenditures; (ix) the Company’s beliefs regarding its ability to pass along commodity price increases to its customers; (x) the Company’s beliefs regarding market risk and its ability to mitigate that risk; (xi) the Company’s plans and beliefs with respect to its leadership development platform; (xii) the Company’s beliefs regarding its customer relationships and plans to grow existing business and expand service offerings; (xiii) the Company’s beliefs regarding the sufficiency of its properties and facilities; (xiv) the Company’s expectations regarding labor matters; (xv) the Company’s beliefs regarding the adequacy of its insurance coverage and at reasonable cost; (xvi) the Company’s expectations regarding the increased costs and burdens of being a public company; (xvii) the Company’s expectations regarding the cost of compliance with laws and regulations; (xviii) the Company’s expectations and beliefs regarding accounting and tax matters; (xix) the Company’s beliefs regarding the sufficiency of its current sources of liquidity to fund its future liquidity requirements, the Company’s expectations regarding the types of future liquidity requirements and its expectations regarding the availability of future sources of liquidity; (xx) the Company’s expectations regarding the acquisition of Chubb’s fire and security business, including the expected benefits of the acquisition and future value creation opportunities; (xxi) the Company’s intent to settle future dividends on Series A Preferred Stock in shares; (xxii) the Company’s assumption as to accrued and unpaid dividends on the Series B Preferred Stock and the number of Conversion Shares; and (xxiii) the Company’s estimate as to the number of Dividend Shares it may issue as a payment-in-kind on the Series B Preferred Stock.

These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. We believe these factors include, but are not limited to, those described under “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus, as well as in this prospectus or in any prospectus supplement hereto.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus and any prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus or any prospectus supplement speak only as of the date of such statement, and, unless required by law, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE OFFERING

Issuer	APi Group Corporation

Shares of common stock offered for resale by the selling stockholders issuable as Conversion Shares or Dividend Shares	Up to 45,000,000

Common stock outstanding prior to any resale	45,000,000

Use of Proceeds	The selling stockholders will receive all of the proceeds from the sale of any securities sold by it pursuant to this prospectus. We will not receive any proceeds from these sales. See “Use of Proceeds” in this prospectus.

Market for our Common Stock	Our shares of common stock are currently listed on the NYSE.

NYSE Ticker Symbol	“APG”

Risk Factors	Any investment in our securities is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus.

THE COMPANY

Overview

We are a market-leading business services provider of safety, specialty and industrial services in over 200 locations in North America and Europe. We provide statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders who deliver innovative solutions for our customers.

We believe that our core strategies of driving organic growth and growth through accretive acquisitions, promoting sharing of best practices across all of our businesses and leveraging our scale and services offerings, place us in the position to capitalize on opportunities and trends in the industries we serve, grow our businesses and advance our position in each of our markets. We believe that our diverse customer base, regional approach to operating our businesses, specialty operations in niche markets, strong commitment to leadership development, long-standing customers with a robust reputation in the industries we serve, and strong safety track record differentiate us from our competitors.

We operate our business under three operating segments, which are also our reportable segments:

•

Safety Services – A leading provider of safety services in North America and Europe, focusing on end-to-end integrated occupancy systems (fire protection solutions, HVAC and entry systems), including design, installation, inspection and service of these integrated systems. The work performed within this segment spans across industries and facilities and includes commercial, education, healthcare, high tech, industrial and special-hazard settings.

•

Specialty Services – A leading provider of a variety of infrastructure services and specialized industrial plant services, which include maintenance and repair of critical infrastructure such as underground electric, gas, water, sewer and telecommunications infrastructure. Our services include engineering and design, fabrication, installation, maintenance service and repair, and retrofitting and upgrading. Customers within this segment vary from private and public utilities, communications, healthcare, education, transportation, manufacturing, industrial plants and governmental agencies throughout the United States.

•

Industrial Services – A leading provider of a variety of services to the energy industry focused on transmission and distribution. This segment’s services include pipeline infrastructure, access and road construction, supporting facilities, and performing ongoing integrity management and maintenance.

Recent Developments

Chubb Acquisition

On January 3, 2022, we acquired the Chubb fire and security business (the “Chubb Business”), through the acquisition of Chubb Limited (“Chubb”) for an enterprise value of $3.1 billion, which is comprised of $2.9 billion cash and approximately $200 million of assumed liabilities, and other adjustments (the “Chubb Acquisition”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”), dated July 26, 2021, with Carrier Global Corporation (“Carrier”), Carrier Investments UK Limited (“Seller”) and Chubb.

The cash consideration for the Chubb Acquisition was funded through a combination of cash on hand, the private placement of the Series B Preferred Stock pursuant to the Securities Purchase Agreements and the 2021 Term Loan financing (each described below).

Overview of Chubb Business

Chubb is a full-service provider of fire and electronic security services, including integrated system sales, design, installation, service and monitoring. With an over 200-year history, Chubb is an internationally-recognized brand with approximately 13,000 employees and a presence in 17 countries. Chubb has leading life safety services market positions in France, the U.K., Australia, Canada, Hong Kong and the Netherlands, based on market research.

Like APi, Chubb provides end-to-end services including design and installation, service and maintenance and monitoring through its life safety and security services businesses. Chubb’s life safety services offerings include detection and alarm systems, fire protection equipment, fire suppression systems and water mist systems. Chubb’s security services offerings include integrated security solutions, monitoring, video verification and remote guarding, intruder detection and access control. The Chubb Business enjoys a well-diversified customer mix across geographies, end markets and customer type. For 2020, Chubb’s top six geographic markets accounted for approximately 90% of its revenue.

We believe that the Chubb Business is complementary to our existing life safety business, including the recurring, predictable revenue nature of the business. With a focus on service, according to Chubb’s estimates, historically over 60% of the Chubb Business revenue has been recurring in nature, which we expect will support our goal of increasing the mix of our service revenue as a proportion of net revenues to 50% or greater. We expect that the Chubb Acquisition will increase our safety services offerings.

The Chubb Business supports the customer’s life cycle, including through (1) the design and installation phase which establishes the foundation for future recurring revenue and additional pull-through revenue opportunities through future upgrades and repair, (2) ongoing service, maintenance and updating of systems through multi-year service contracts with recurring revenue opportunities and frequent customer interaction and (3) 24/7 secure remote monitoring through a network of monitoring centers. By committing to an investment in and support of the Chubb team, we expect to drive improvements in the Chubb Business and realize an enhanced financial profile consistent with our existing life safety business.

With its low capital intensive business, strong historical free cash flow conversion and recurring revenue business model, we believe that the Chubb Business offers compelling synergies and will serve as an enhanced services platform for growth and margin expansion, including complementary offerings and cross-selling opportunities among our existing businesses, consistent with our organic growth strategy. We plan to drive operational improvements and reinvest free cash flow, which we expect will lead to increased stockholder value. Following the Chubb Acquisition, we expect our near-term capital allocation plan will focus on deleveraging through an asset-light, high free cash flow conversion operating model and have a goal of returning to below 3.0 times net leverage quickly. There can be no assurance that we will achieve this goal.

We believe that Chubb’s experienced management team fosters a performance and entrepreneurial leadership culture that is aligned with APi’s values and complements our leadership development mindset. We plan to integrate and enhance the combined culture and values to bring out the best of the combined organization.

Private Placement

On January 3, 2022, we issued and sold, for an aggregate purchase price of $800 million, 800,000 shares of our newly created Series B Preferred Stock at a price of $1,000 per share, of which (i) 592,610 shares of Series B Preferred Stock were issued and sold to Juno Lower Holdings L.P. (“Juno”, assignee of Blackstone Juno Holdings L.P. (f/k/a BTO Juno Holdings L.P.)) and 7,390 shares of Series B Preferred Stock were issued and sold to FD Juno Holdings L.P. (“FD Juno”, assignee of Blackstone Tactical Opportunities Fund – FD L.P., and, together with Juno, the “Blackstone Purchasers”), respectively, each an investment vehicle of funds affiliated with Blackstone Inc. (collectively, “Blackstone”), for an aggregate purchase price of $600 million pursuant to a Securities Purchase Agreement, dated as of July 26, 2021 (the “Blackstone Securities Purchase Agreement”) and (ii) 196,000 shares of Series B Preferred Stock were issued and sold to Viking Global Equities Master Ltd. (“VGEM”) and 4,000 shares of Series B Preferred Stock were issued and sold to Viking Global Equities II LP (“VGE” and, together with VGEM, the “Viking Purchasers”, and together with the Blackstone Purchasers, the “Purchasers”) for an aggregate purchase price of $200 million pursuant to a Securities Purchase Agreement, dated as of July 26, 2021 (the “Viking Securities Purchase Agreement” and, together with the Blackstone Securities Purchase Agreement, the “Securities Purchase Agreements”).

In connection with the issuance of shares of Series B Preferred Stock, we are filing a registration statement of which this prospectus forms a part, to register the resale of up to 45,000,000 shares of common stock consisting of up to (i) 32,520,326 shares of common stock issuable as Conversion Shares and (ii) an estimated 12,479,674 shares of common stock issuable as Dividend Shares, to satisfy our obligations under the Registration Rights Agreements entered into with the Purchasers, each dated as of January 3, 2022 (together, “Registration Rights Agreements”). See “Description of Capital Stock—Preferred Stock—Series B Preferred Stock” or a summary of the material terms of the Series B Preferred Stock.

Senior Notes

On October 21, 2021, APi Escrow Corp., a wholly-owned subsidiary of APi Group DE, Inc., a wholly-owned subsidiary of the Company, completed a private offering of $300 million aggregate principal amount of senior notes maturing on October 15, 2029 (“4.750% Senior Notes”), which net proceeds were deposited into an escrow account pending the closing of the Chubb Acquisition. We used the net proceeds from the sale of the 4.750% Senior Notes to finance a portion of the consideration for the Chubb Acquisition.

Term Loan Financing

On December 16, 2021, APi Group DE, Inc., a wholly owned subsidiary of the Company (the “Borrower”), entered into an amendment (the “Amendment”) to the Credit Agreement, dated as of October 1, 2019 and amended on October 22, 2020, by and among the Borrower, the Company, the Company subsidiary guarantors from time to time party thereto, the lenders and letter of credit issuers from time to time party thereto, and Citibank, N.A. as administrative agent and collateral agent (as amended, supplemented or modified from time to time, the “Credit Agreement”). The Amendment provided for, among other things, a $1.1 billion seven-year incremental term loan (the “2021 Term Loan”) and an increase in the revolving credit commitments by $200 million to $500 million. We used the net proceeds from the 2021 Term Loan to finance a portion of the consideration for the Chubb Acquisition.

Corporate Information

Our principal office is located at 1100 Old Highway 8 NW, New Brighton, Minnesota 55112, and our telephone number at that address is (651) 636-4320. We maintain a website at www.apigroupcorp.com where general information about us is available. Information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS

Any investment in our securities is speculative and involves a high degree of risk. You should consider carefully the risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the SEC and incorporated herein by reference. Please carefully consider the risk factors described under the heading “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus, as well as any risks that may be set forth in this prospectus. You should also carefully consider the information set forth under “Risk Factors” in any applicable prospectus supplement and in our filings with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, incorporated by reference herein. You should also consider all other information contained in and incorporated by reference into this prospectus or any applicable prospectus supplement before making an investment decision. Additional risks and uncertainties that are currently unknown to us or that we currently consider to be immaterial may also adversely impair our business or adversely affect our financial condition or results of operations. If any of the events described in the risk factors incorporated by reference in this prospectus occurs, our business, financial condition or results of operations could be materially and adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any securities by the selling stockholders.

The selling stockholders will receive all of the net proceeds from the sale of any securities under this prospectus. The selling stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes, if any, incurred by the selling stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the public resale of the securities owned by the selling stockholders listed in the table below. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Conversion Shares (i.e., shares of common stock issued upon conversion of shares of the Series B Preferred Stock) or any Dividend Shares (i.e., shares of common stock as 5.5% per annum dividends on shares of Series B Preferred Stock that are payable and accrue quarterly) owned by them, but are not obligated to do so. See “Plan of Distribution.” The selling stockholders make no representation that the securities will be offered for sale. The table below presents information regarding the selling stockholders and the securities that they may offer and sell from time to time under this prospectus. For purposes of this prospectus, the selling stockholders include the holders set forth in the table below, as may be amended or supplemented, and their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of its interests, or the selling stockholders.

In the table below, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on (i) an assumed conversion of all shares of Series B Preferred Stock outstanding as of January 3, 2022 at a conversion price of $24.60 per share and (ii) an assumed amount of Dividend Shares that may be issued on shares of Series B Preferred Stock as quarterly dividends while the Series B Preferred Stock is outstanding. The number of shares of common stock into which the Series B Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock, and the number of Dividend Shares that may be issued on shares of Series B Preferred Stock, in each case beneficially owned and offered by the selling stockholders pursuant to this prospectus, may increase or decrease from that set forth in the below table and elsewhere in this prospectus.

All information with respect to common stock ownership of the selling stockholders, other than the estimate of the amount of Dividend Shares, has been furnished by or on behalf of the selling stockholders and is as of January 3, 2022. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the table below, the selling stockholders and their affiliates listed in any footnote to the table below have sole voting and dispositive power with respect to the securities reported as beneficially owned by them. Because the selling stockholders may sell some or all of the securities included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities available for resale by this prospectus that will be held by the selling stockholders in the future. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the securities they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the securities owned beneficially by them and their affiliates listed in any footnote to the table below that are covered by this prospectus.

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (on an As-Converted Basis)		Number of Shares of Common Stock that May be Offered Hereby (on an As- Converted Basis)	Number of Shares of Common Stock Beneficially Owned After Sale of Shares that May be Offered Hereby(3)	Percentage of Outstanding Shares of Common Stock Beneficially Owned after Sale of Shares that May be Offered Hereby(3)
Juno Lower Holdings L.P.	30,714,542	(1)	30,714,542	—	—
FD Juno Holdings L.P.	383,019	(1)	383,019	—	—
Viking Global Equities Master Ltd.	10,158,536	(2)	10,158,536	—	—
Viking Global Equities II LP	207,317	(2)	207,317	—	—

(1)

Represents (i) 592,610 shares of Series B Preferred Stock, which are initially convertible into 24,089,837 Conversion Shares, directly held by Juno Lower Holdings L.P., and an assumed amount of 6,624,705 Dividend Shares, and (ii) 7,390 shares of Series B Preferred Stock, which are initially convertible into 300,407 Conversion Shares, directly held by FD Juno Holdings L.P., and an assumed amount of 82,612 Dividend Shares.

Juno Holdings Manager L.L.C. is the general partner of Juno Lower Holdings L.P. Blackstone Juno Holdings L.P. is the sole member of Juno Holdings Manager L.L.C. BTO Holdings Manager L.L.C. is the general partner of Blackstone Juno Holdings L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the sole member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

FD Juno Holdings Manager L.L.C. is the general partner of FD Juno Holdings L.P. Blackstone Tactical Opportunities Fund – FD L.P. is the sole member of FD Juno Holdings Manager L.L.C. Blackstone Tactical Opportunities Associates III – NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund – FD L.P. BTO DE GP – NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. Blackstone Holdings II L.P. is the managing member of BTO DE GP – NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of the entities listed in this footnote and Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(2)

Represents (i) 196,000 shares of Series B Preferred Stock, which are initially convertible into 7,967,479 Conversion Shares, directly held by Viking Global Equities Master Ltd., and an assumed amount of 2,191,057 Dividend Shares, and (ii) 4,000 shares of Series B Preferred Stock, which are initially convertible into 162,602 Conversion Shares, directly held by Viking Global Equities II LP, and an assumed amount of 44,715 Dividend Shares.

Viking Global Equities Master Ltd. has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Performance LLC, and Viking Global Investors LP which provides managerial services to Viking Global Equities Master Ltd.

Viking Global Equities II LP has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, Viking Global Performance LLC, and Viking Global Investors LP, which provides managerial services to Viking Global Equities II LP.

O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of each of Viking Performance LLC and Viking Global Partners LLC, the general partner of Viking Global Investors LP, have shared power to direct the voting and disposition of investments beneficially owned by Viking Global Performance LLC and Viking Global Investors LP. The business address of each of Viking Global Equities Master Ltd. and Viking Global Equities II LP is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, Connecticut 06830.

(3)	Assumes conversion of all shares of Series B Preferred Stock, which shares are not being offered by this prospectus.

Beneficial ownership for the purposes of the table above is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Material Relationships

Sale of Series B Preferred Stock

On January 3, 2022, we issued and sold, for an aggregate purchase price of $800 million, 800,000 shares of our newly created Series B Preferred Stock at a price of $1,000 per share, of which (i) 600,000 shares of Series B Preferred Stock were issued and sold to the Blackstone Purchasers for an aggregate purchase price of $600 million and (ii) 200,000 shares of Series B Preferred Stock were issued and sold to the Viking Purchasers for an aggregate purchase price of $200 million, in each case pursuant to the Securities Purchase Agreements.

Registration Rights

In connection with the issuance of the Series B Preferred Stock, we are filing a registration statement of which this prospectus forms a part, to register the resale of up to 45,000,000 shares of common stock consisting of up to (i) 32,520,326 shares of common stock issuable as Conversion Shares and (ii) an estimated 12,479,674 shares of common stock issuable as Dividend Shares, to satisfy our obligations under the Registration Rights Agreements. See “Description of Capital Stock—Registration Rights” for additional details regarding the Registration Rights Agreements and other existing registration rights agreements with the holders of the Series B Preferred Stock.

Blackstone Governance Rights

Pursuant to the Blackstone Securities Purchase Agreement, for so long as the Blackstone Purchasers collectively own, of record or beneficially, at least 50% of the Series B Preferred Stock (or Conversion Shares issued upon conversion thereof) issued to them on the closing date, the Blackstone Purchasers will have the right to nominate for election one individual to the board of directors of the Company (the “Series B Director”). Pursuant to this nomination right, the Blackstone Purchasers’ initial nominee to serve as Series B Director, David S. Blitzer, was elected to the board of directors effective following the issuance of the Series B Preferred Stock and the closing of the Chubb Acquisition.

Blackstone Standstill

Pursuant to the Blackstone Securities Purchase Agreement, for so long as the Blackstone Purchasers have the right to nominate an individual for election as the Series B Director, the Blackstone Purchasers will be subject to certain standstill restrictions pursuant to which the Blackstone Purchasers and their affiliates will be restricted, among other things and subject to certain customary exceptions, from (i) acquiring any equity securities, rights or options to acquire any equity securities, or any securities exchangeable for or convertible into equity securities, of the Company, or beneficial ownership thereof (other than the acquisition of the Series B Preferred Stock (including the Dividend Shares and any dividends payable in any other security) or Conversion Shares issuable upon conversion of the Series B Preferred Stock, in each case, in accordance with the terms of the Blackstone Securities Purchase Agreement and the Series B Certificate of Designation (as later defined)); (ii) seeking representation on the Company’s board of directors (beyond their right to elect the Series B Director); (iii) seeking to control or influence the management or policies of the Company (beyond their right to elect the Series B Director); (iv) submitting any stockholder proposal to the Company; and (v) publicly proposing any change of control or other material transaction involving the Company; or supporting or encouraging any person in doing any of the foregoing.

PLAN OF DISTRIBUTION

We are registering up to 45,000,000 shares of common stock consisting of up to (i) 32,520,326 shares of common stock issuable as Conversion Shares and (ii) an estimated 12,479,674 shares of common stock issuable as Dividend Shares. These securities may be offered from time to time by the selling stockholders named in this prospectus. The selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling Conversion Shares or Dividend Shares received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the securities on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of securities:

•	to or through underwriters or dealers pursuant to an underwritten resale offering;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the securities they own and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include any donee, pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the securities in other circumstances, in which case the donees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the securities offered hereby will be the purchase price of such securities less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of the securities.

The selling stockholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We entered into a Registration Rights Agreement with each of the holders of the Series B Preferred Stock to register the Conversion Shares and the Dividend Shares under applicable federal securities laws under specific circumstances and specific times. We will pay all expenses of the registration of the Conversion Shares and Dividend Shares pursuant the applicable Registration Rights Agreement, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws and certain related fees and disbursements of one counsel for the selling stockholders; provided, however, that the selling stockholders will pay all underwriting discounts, selling commissions and stock transfer taxes, if any. We have agreed to indemnify the selling stockholders and underwriters, if any, for the securities, against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the securities offered by this prospectus, in accordance with the applicable Registration Rights Agreement. In addition, the selling stockholders have agreed to indemnify the Company against certain liabilities relating to the information provided by the selling stockholders expressly for use in this prospectus, in accordance with the applicable Registration Rights Agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain general terms and provisions of our common stock and our current series of preferred stock. This description does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our certificate of incorporation (including, without limitation, the Series B Certificate of Designation (as defined below)) and our bylaws. Copies of our certificate of incorporation (including, without limitation, the certificate of designation governing the Series B Preferred Stock) and bylaws are incorporated by reference herein and will be provided to stockholders upon request. See “Where Can You Find More Information.”

General

The Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 7,000,000 shares of preferred stock, par value $0.0001 per share, of which 4,000,000 shares are designated as Series A Preferred Stock and 800,000 shares are designated as Series B Preferred Stock. As of January 3, 2022, we had 232,164,890 shares of common stock, 4,000,000 shares of Series A Preferred Stock and 800,000 shares of Series B Preferred Stock issued and outstanding.

Common Stock

Voting

Except as otherwise required by applicable law or as provided by the certificate of incorporation, including, without limitation, the Series B Certificate of Designation, each holder of common stock is entitled to one vote for each share of common stock owned of record on all matters on which stockholders of the Company are generally entitled to vote. Except as otherwise required by applicable law or as provided by the certificate of incorporation, including matters required to be submitted solely to a vote of the holders of the Series A Preferred Stock or Series B Preferred Stock (or any other series of preferred stock of the Company then outstanding), holders of common stock (as well as holders of any series preferred stock then outstanding and entitled to vote together with the holders of common stock, including the Series A Preferred Stock and Series B Preferred Stock) vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters submitted to a vote of the holders of common stock.

Dividends and distributions

Subject to applicable law and the rights of the holders of Series A Preferred Stock and Series B Preferred Stock and the rights, if any, of the holders of any other series of preferred stock of the Company then outstanding, the holders of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the Company’s board of directors from amounts legally available therefor.

Liquidation, dissolution or winding up

Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of the Company then outstanding, including the Series A Preferred Stock and Series B Preferred Stock, in the event of the liquidation, dissolution or winding-up of the Company, holders of our common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets of the Company available for distribution after payment or reasonable provision for the payment of all creditors of the Company.

Redemption, conversion or preemptive rights

Holders of common stock have no redemption rights, conversion rights or preemptive rights to subscribe to any or all additional issues of shares of capital stock of the Company or securities convertible into capital stock of the Company.

Other provisions

There are no redemption provisions or sinking fund provisions applicable to the common stock.

The designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of our common stock will be subject to, and may be adversely affected by, the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of any series of preferred stock of the Company then outstanding, including the Series A Preferred Stock and Series B Preferred Stock.

Listing

Currently, our common stock is listed on the NYSE under the ticker symbol “APG.”

Preferred Stock

Blank Check Preferred

Under our certificate of incorporation, without stockholder approval, the Company’s board of directors is authorized to create one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock) by resolution, and, with respect to each such series, to determine the number of shares constituting the series and the designations and the powers (including voting powers), preferences and rights, if any, which may include dividend rights, conversion or exchange rights, redemption rights and liquidation preferences, and the qualifications, limitations and restrictions, if any, of the series. The Company’s board of directors may therefore create and issue one or more new series of preferred stock with voting power and preferences and rights that could adversely affect the holders of the Company’s common stock and which could have certain anti-takeover effects. Before the Company may issue any new series of preferred stock, our board of directors will be required to adopt resolutions creating and designating such series of preferred stock and certificate of designations setting forth a copy of such resolutions will be required to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.

Series A Preferred Stock

As of December 31, 2021, the Company had 4,000,000 shares of Series A Preferred Stock issued and outstanding. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in our certificate of incorporation.

Dividends

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends (which includes the Series B Preferred Stock) and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series A Preferred Stock from and after the Average Price (as defined in our certificate of incorporation) per share of the Company’s common stock (subject to adjustment in accordance with our certificate of incorporation) is $11.50 or more for any ten consecutive trading days, the holders of the Series A Preferred Stock will be entitled to receive, in respect of each Dividend Year (as defined below), in the aggregate, the “Annual Dividend Amount,” which is calculated as follows (the “Annual Dividend Amount”):

A X B, where:

A = an amount equal to 20% of the increase (if any) in the value of a share of the Company’s common stock, such increase calculated as being the difference between (i) the Average Price (as defined in the certificate of incorporation) per share of common stock over the last ten consecutive trading days of the Dividend Year for such Dividend Year (the “Dividend Price”) and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of common stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year (subject to adjustment in accordance with the certificate of incorporation); and

B = 141,194,638 shares, being a number of shares of the Company’s common stock equal to the number of ordinary shares of the Company’s predecessor outstanding immediately following the acquisition of APi Group, Inc. by the Company (the “APi Acquisition”), including any ordinary shares issued pursuant to the exercise of warrants of the Company, but excluding any ordinary shares issued to shareholders or other beneficial owners of APi Group, Inc. in connection with the APi Acquisition, which such number of shares is subject to adjustment as provided in the certificate of incorporation (the “Series A Preferred Dividend Equivalent”).

“Dividend Year” means the Company’s financial year (which may be twelve months or any longer or shorter period) as determined by the Company’s board of directors, except that (i) in the event of the Company’s dissolution, the relevant Dividend Year will end on the trading day immediately prior to the date of dissolution and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock into shares of common stock of the Company, the relevant Dividend Year will end on the trading day immediately prior to the date of such automatic conversion.

The Annual Dividend Amount is payable in shares of the Company’s common stock or cash, as determined by the Company’s board of directors. Each Annual Dividend Amount will be divided between the holders of Series A Preferred Stock pro rata based on the number of Series A Preferred Stock held by them on the last day of the relevant Dividend Year (the “Dividend Date”). If the Company’s board of directors determines to pay the Annual Dividend Amount in shares of common stock, then each holder of a share of Series A Preferred Stock will be entitled to receive such number of whole shares of common stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which such holders is entitled by the relevant Dividend Price (provided that any fractional shares of common stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of common stock will be paid).

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends (which includes the Series B Preferred Stock) and on parity with the common stock of the Company and any series of preferred stock of the Company ranking on parity with such common stock, (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of common stock into which such shares of Series A Preferred Stock could then be converted, by the dividend payable on each such share of common stock, and (ii) a dividend per share of Series A Preferred Stock equal to the amount determined by dividing an amount equal to 20% of the dividend which would be distributable on such number of shares of common stock equal to the Series A Preferred Dividend Equivalent, by the number of shares of Series A Preferred Stock outstanding.

Automatic Conversion

The Series A Preferred Stock will be automatically converted into shares of the Company’s common stock on a one-for-one basis (subject to adjustment in accordance with the certificate of incorporation) on the last day of the seventh full financial year of the Company following October 1, 2019 (or if such date is not a trading day, the first trading day immediately following such date) (the “Automatic Conversion”).

Optional Conversion

By notice in writing and surrender of the relevant certificate or certificates to the Company, a holder of Series A Preferred Stock will be able to convert some or all of such holder’s Series A Preferred Stock into an equal number of shares of the Company’s common stock (subject to adjustment in accordance with the certificate of incorporation) and, in such circumstances, the shares of Series A Preferred Stock that were subject to such notice will be converted into shares of common stock on the fifth trading day after receipt by the Company of such written notice and certificate or certificates (the “Optional Conversion”). In the event of an Optional Conversion, no relevant portion of the Annual Dividend Amount will be payable in respect of those shares of Series A Preferred Stock that are converted into shares of common stock for the Dividend Year in which the date of the Optional Conversion occurs.

Voting Rights

Each holder of Series A Preferred Stock is entitled to one vote per share of Series A Preferred Stock on all matters on which stockholders of the Company generally are entitled to vote. The holders of Series A Preferred Stock also have the right to vote separately as a single class on any amendment to the certificate of incorporation, whether by merger, consolidation or otherwise, that would alter or change the powers, preferences or rights or the qualifications, limitations or restrictions of the Series A Preferred Stock so as to affect them adversely and as provided by applicable Delaware law.

Series B Preferred Stock

As of January 3, 2022, the Company had 800,000 shares of Series B Preferred Stock issued and outstanding. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock are set forth in our certificate of incorporation, which includes the certificate of designation governing the Series B Preferred Stock (the “Series B Certificate of Designation”).

Dividends

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series B Preferred Stock as to dividends and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series B Preferred Stock as to dividends, the holders of Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”) will be entitled to cumulative dividends at a rate of 5.5% per annum on the Liquidation Preference (as defined below), payable quarterly in cash or, if permitted, shares of common stock (“Regular Dividends”). Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series B Preferred Stock as to dividends and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series B Preferred Stock as to dividends, the Holders are also entitled to participate in dividends declared or paid on the common stock on an as-converted to common stock basis (the “Participating Dividends”). The Series B Preferred Stock ranks senior to the common stock and Series A Preferred Stock with respect to dividends and upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company (a “Liquidation”). Upon a Liquidation, each share of Series B Preferred Stock will be entitled to receive the greater of an amount per share equal to (a) the sum of $1,000, plus all accrued and unpaid dividends (the “Liquidation Preference”), and (b) the amount that would have been received in respect of such share had it been converted into common stock.

Regular Dividends are declared and paid in either cash or, if permitted, shares of common stock, will be paid to the Holders pro rata based on the number of shares of Series B Preferred Stock held by them on the relevant Regular Dividend Record Date (as defined below). Regular Dividends may be paid in shares of common stock rather than cash, as determined by the Company’s board of directors, only if the Company determines that certain common stock liquidity conditions (including that the shares of common stock issuable are registered pursuant to an effective registration statement under the Securities Act) are satisfied on the relevant Regular Dividend Payment Date (as defined below). If Regular Dividends are paid in shares of common stock, then each Holder will be entitled to receive such number of whole shares of common stock as is determined by dividing the pro rata amount of Regular Dividends to which such Holder is entitled by the average price per share of common stock (determined as provided in the Series B Certificate of Designation) for the period starting on the date that is ten trading days prior to the applicable Regular Dividend Record Date and ending on the business day preceding the applicable Regular Dividend Payment Date (provided that any fractional shares of common stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of common stock will be paid).

Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Series B Preferred Stock will accrue on the Liquidation Preference of such share as of immediately before the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the closing date under the Securities Purchase Agreements).

“Regular Dividend Payment Date” means each March 31, June 30, September 30 and December 31 of each year, beginning on the first of the foregoing dates occurring after the closing date under the Securities Purchase Agreements.

“Regular Dividend Record Date” means the close of business on either: (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th; and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st, or, if such day is not a business day, the first business day following such day.

Mandatory Conversion

The Company may, at its option, effect conversion of all, but not less than all, of the outstanding shares of Series B Preferred Stock to common stock, but only if the volume-weighted average price of the common stock (determined as provided in the Series B Certificate of Designation) for 15 consecutive trading days exceeds 150% of the conversion price equal to $24.60 per share (subject to certain customary adjustments in the event of certain events affecting the price of the common stock) (the “Conversion Price”); provided, however, that the Company may not effect such conversion unless certain common stock liquidity conditions (including that the shares of common stock issuable are registered pursuant to an effective registration statement under the Securities Act) are satisfied with respect to such conversion; provided, further, that such conversion will not apply to any share of Series B Preferred Stock for which a “Fundamental Change” repurchase notice has been delivered and not withdrawn by the holder thereof; provided, further, that the Company may not effect such conversion if it does not have sufficient authorized and unissued and unreserved shares of common stock to effect such conversion.

Optional Conversion

By notice in writing and surrender of the relevant certificate or certificates to the Company, a Holder of Series B Preferred Stock may elect to convert all, or any whole number of shares that is less than all, of such Holder’s Series B Preferred Stock to common stock at the then-applicable Conversion Price, except that such conversion is not permitted if a “Fundamental Change” repurchase notice has been delivered with respect to such share or shares (subject to certain exceptions), such share or shares have been called for redemption (subject to certain exceptions), such share or shares are subject to a mandatory conversion and such notice and surrender is submitted after the close of business on the business day immediately prior to the mandatory conversion date or the Company does not have sufficient authorized and unissued and unreserved shares of common stock to effect such conversion (the “Optional Conversion”). No adjustment will be made to the Conversion Price to account for any accumulated and unpaid Regular Dividends on any shares of Series B Preferred Stock being converted pursuant to an Optional Conversion. In the event that the Optional Conversion occurs after the date fixed to determine the Holders of Series B Preferred Stock entitled to a Regular Dividend or Participating Dividend (the “Record Date”) but before the next payment date, then such dividend will be paid notwithstanding such conversion.

Redemption Rights

The Company may redeem any or all of the Series B Preferred Stock on a date fixed by the Company for redemption that is on or after the five year anniversary of the closing date under the Securities Purchase Agreements for cash in an amount equal to the product of the Liquidation Preference on the close of business on such redemption date and 105%; provided that the Company may not redeem such shares of Series B Preferred Stock unless it has sufficient funds legally available and is permitted under the terms of its indebtedness for borrowed money to effect such redemption and certain common stock liquidity conditions are satisfied on such redemption date.

Right of Holders to Cause Company Repurchase

If a “Fundamental Change” (as defined in the Series B Certificate of Designation to include certain change of control transactions, as sale of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) or certain de-listing events), a Holder may elect to either (a) convert all or a portion of such Holder’s shares of Series B Preferred Stock into shares of common stock at the then-applicable Conversion Price, effective as of immediately prior to such Fundamental Change, or (b) require the Company to repurchase all or any whole number of such Holder’s shares of Series B Preferred Stock (that have not been converted into shares of common stock) for cash (out of funds legally available therefor) equal to the greater of (i) the sum of the Liquidation Preference, plus the “Make-Whole Amount” determined pursuant to the Series B Certificate of Designation and (ii) the amount such Holder would have received had such Holder exercised such Holder’s option to convert such shares of Series B Preferred Stock into common stock immediately prior to such “Fundamental Change.”

Voting Rights

Subject to applicable law, each holder of a share of Series B Preferred Stock is entitled to vote the number of votes equal to the number of shares of common stock into which such share could be converted on all matters on which stockholders of the Company generally are entitled to vote.

Additionally, the consent of the Holders of a majority of the outstanding voting power of the Series B Preferred Stock, voting separately as a single class, will be required for so long as any shares of the Series B Preferred Stock remain outstanding for (i) amendments to the certificate of designation or the Company’s certificate of incorporation that would alter or change the powers, if any, or the preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions, if any, thereof, (ii) any increase or decrease of the authorized number of shares of Series B Preferred Stock, (iii) any issuance of shares of Series B Preferred Stock, (iv) the creation of any new class or series of stock of the Company that is senior to, or on parity with, the Series B Preferred Stock, (v) any amendments to the Company’s certificate of incorporation, bylaws or the Series B Certificate of Designation in a manner that adversely affects the Series B Preferred Stock, (vi) any action to deregister or delist the common stock from a national securities exchange, or (vii) the entrance into a transaction with an affiliate of the Company other than on terms no less favorable to the Company than would be obtained in an arms’ length transaction with a bona fide third party, as determined by the board of directors of the Company in its reasonable judgment. In addition, any action that would adversely affect the rights of any Holder in a manner disproportionate to the other Holders will require the consent of such affected Holder.

Preemptive Rights

Under each Securities Purchase Agreement, so long as the applicable Holder holds at least 50% of the Series B Preferred Stock issued to them, at any time the Company makes any non-public offering of any capital stock or securities convertible into capital stock (subject to certain customary exceptions), such Holder shall have the right to acquire from the Company its pro rata portion of the capital stock being offered for the same price and on the same terms being offered. These customary exceptions include (1) issuances to directors, officers and employees, including pursuant to the Company’s equity plans, (2) issuances made as consideration for acquisitions, (3) issuances of securities as a result of a stock split, stock dividend, spin-off, reclassification or reorganization or similar event and (4) securities issued pursuant to the conversion, exercise or exchange of Series B Preferred Stock.

Exclusive Forum

The Company’s certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholder; (3) civil actions to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. If the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, the certificate of incorporation provides that the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has personal jurisdiction over the parties. In addition, the certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act.

Registration Rights

Existing Viking Global Investors Registration Rights Agreement

On March 24, 2020, we entered into a registration rights agreement with Viking Global Opportunities Liquid Portfolio Sub-Master LP (“Viking Liquid LP”) to register for resale the 25,000,000 shares of our common stock acquired by Viking Liquid LP in our initial public offering and the 8,333,333 shares of our common stock held by Viking Liquid LP’s as a result of its exercise of 25,000,000 warrants on October 1, 2019 (which shares were subsequently transferred, and registration rights assigned, to Viking Liquid LP’s affiliate, Viking Global Opportunities Illiquid Investments Sub-Master LP (“Viking Opportunities Fund”). Pursuant to the registration rights agreement, we filed with the SEC a registration statement registering the resale of such common stock. In addition, pursuant to the registration rights agreement, if we propose to register any shares of common stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in certain excluded registrations), we will register all of the shares that the Viking Opportunities Fund requests to be included in such registration (subject to customary cutbacks if the underwriters determine that less than all of the shares requested to be registered can be included in such offering).

Registration Rights Agreements with the Purchasers

In connection with the issuance of the Series B Preferred Stock, on January 3, 2022, we entered into Registration Rights Agreements with the Purchasers. We are filing the registration statement to satisfy our obligations under the Registration Rights Agreement to register the resale of the Conversion Shares and Dividend Shares.

In addition, pursuant to the Registration Rights Agreement, if we propose to register any shares of common stock under the Securities Act in connection with the public offering of such securities solely for cash, we will register all of the shares that the Purchasers request to be included in such registration (subject to customary cutbacks if the underwriters determine that less than all of the shares requested to be registered can be included in such offering). We will use commercially reasonable efforts to cause the registration statement of which this prospectus is a part or a subsequent registration statement to be continuously effective and usable for so long as any registrable securities remain outstanding.

The holders also have the right under each Registration Rights Agreement to request one or more underwritten offerings, so long as the anticipated gross proceeds of such underwritten offering is not less than $25 million (unless such holders are proposing to sell all of their remaining registrable securities, in which case no such minimum gross proceeds threshold shall apply), and the holders have the right to request unlimited non-underwritten shelf take-downs. We will not be obligated to effect more than two underwritten offerings for a particular Purchaser during any 12 month period.

In addition, we agreed, among other things, to use commercially reasonable efforts to (i) file with the SEC in a timely manner all reports and other documents required under the Exchange Act and (ii) furnish certain information as may be requested by the Purchasers as to our compliance with the reporting requirements of the Exchange Act. The Registration Rights Agreements also contain customary indemnities.

Our obligations under the Registration Rights Agreements will terminate as to a particular Purchaser when all shares that are registrable under the Registration Rights Agreements are no longer held by such Purchaser.

Indemnification of Directors and Officers

Under the General Corporation Law of the State of Delaware (the “DGCL”), a Delaware corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock, or (iv) transactions from which such director derived an improper personal benefit. The Company’s certificate of incorporation includes a provision providing that directors of the Company shall not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption or limitation is not permitted by the DGCL.

The DGCL also provides that a Delaware corporation has the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another entity, against reasonable expenses (including attorneys’ fees) and, in actions not brought by or in the right of the corporation, judgments, fines and amounts paid in settlement, in each case, actually and reasonably incurred in connection with such action, suit or proceeding, but only if such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may not be made if such person is adjudged liable to the corporation (unless otherwise determined by the court in which such action, suit or proceeding was brought or the Delaware Court of Chancery). In addition, under Delaware law, to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her. Furthermore, under Delaware law, a Delaware corporation is permitted to maintain directors’ and officers’ insurance.

The Company’s bylaws require the Company to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding described above by reason of the fact that such person is or was a director of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another entity, to the fullest extent permitted by law. The Company’s bylaws also require the Company to pay the legal expenses (including attorneys’ fees) of any such person in defending any such action, suit or proceeding in advance of its final disposition subject, in the case of present directors and officers, to the provision by such director or officer of an undertaking to repay the amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and Bylaws

Delaware law and the Company’s certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring the Company, even if the acquisition would be beneficial to our stockholders.

Pursuant to the certificate of incorporation, our board of directors have the authority to create one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock and Series B Preferred Stock) and to fix the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of shares of such new series of preferred stock of the Company and to issue shares of such series without a stockholder vote, which could be used to dilute the ownership of a hostile acquiror.

Pursuant to the certificate of incorporation, our board of directors have the power to amend the bylaws of the Company, which may allow our board of directors to take certain actions to prevent an unsolicited takeover.

The Company is also subject to Delaware law prohibiting the Company from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

at or after the person becomes an interested stockholder, the business combination is approved by our board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

For purposes of Delaware law, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated or associated with such entity or person.

For purposes of Delaware law, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. This Delaware law could prohibit or delay mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Fort Lauderdale, Florida, and counsel for any underwriters or agents, if any, will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of APi Group Corporation and subsidiaries as of December 31, 2020 and 2019 (Successor), the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the years ended December 31, 2020 and 2019 (Successor), period from January 1, 2019 through September 30, 2019, and the year ended December 31, 2018 (Predecessor), and the related notes (collectively, the consolidated financial statements) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements makes reference to a change in method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standard Codification (Topic 842) Leases.

The audited historical financial statements of Chubb Fire & Security Group (A Business of Carrier Global Corporation) incorporated in this prospectus by reference to APi Group Corporation’s Current Report on Form 8-K filed on September 13, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

8,130,082 Shares

APi Group Corporation

Common Stock

PROSPECTUS SUPPLEMENT

UBS Investment Bank	Citigroup

Blackstone

Prospectus Supplement dated    , 2024